UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2025

VESTIBLE ASSETS, LLC

(Exact name of issuer as specified in its Certificate of Formation)

Delaware	93-2084697
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5440 West 110th Street, Suite 300 Overland Park, Kansas 66211
(Mailing address of principal executive offices)

(913) 535-6004

Registrant’s telephone number, including area code

Vestible Assets, LLC, Series BDBR

(Title of each class of securities issued pursuant to Regulation A)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report on Form 1-K (this “Annual Report”) includes some statements that are not historical and that are considered “forward-looking statements” within the meaning of federal securities laws.

Such forward-looking statements include, but are not limited to, statements regarding our strategies and business outlook; expectations regarding potential Brand Income to be earned by the individual athletes, and the potential Brand Amounts underlying Brand Agreements; expectations regarding changes in the fair value of the Brand Agreements, including longevity of a particular professional athlete’s career and the success of the applicable player for which we have underlying rights; terms of the specific Brand Agreements or Financing Agreements; expectations regarding potential valuations regarding sports teams or their owners; beliefs regarding the on-going popularity of football, basketball or any other sports in which the applicable athlete participates or with which a particular sports team is associated when compared to other sports and entertainment outlets; our ability to conduct additional offerings of new Series of Interests or otherwise obtain the right to new Brand Amounts under additional Brand Agreements or new Financing Proceeds under additional Financing Agreements; our ability to collect the Brand Amounts owed under existing Brand Agreements or the Financing Proceeds under existing Financing Agreements; our ability to compete with other sports-related investment products; the regulatory environment in which we operate; costs and expenses that may be offset against any gross income received by the Company; and matters related to the anticipated development and administration of the Company, our manager, Vestible, Inc., each Series of Interests in our company and the Vestible Platform (as all such defined terms are defined below), and the administration of our assets, and various other matters (including liabilities and obligations and changes in accounting policies, standards and interpretations).

These forward-looking statements express our expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the financial results of any Series of Interests and related future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in any offering of Series Interests and obtain Brand Amounts or Financing Proceeds tied to underlying Brand Agreements or Financing Agreements, respectively, which may never occur;

●	our ability, or the ability of our manager, Vestible, Inc., or its affiliates, to identity athletes who will prove to be financially successful and to enter into Brand Agreements with those players;

●	our ability, or the ability of our manager, Vestible, Inc., or its affiliates, to identity professional sports teams and their Owners that will prove to have a successful Financing Event or Sale of Owner (as all such defined terms are defined below) and to enter into Financing Agreements related to such teams;

●	risks associated with the careers of professional athletes, including injuries, career longevity, the failure to be promoted to or remain on the roster of a professional sports team or otherwise compete in professional sports events, and general career trajectory and volatility;

●	risks associated with the ability of athletes to assign income paid by a professional sports team under certain collective bargaining agreements;

●	risks associated with professional sports teams, including injuries to players, the failure to recruit talented players, and a failure to maintain required licensing;

●	our failure to obtain necessary outside financing;

●	the increasingly competitive marketplace for alternative investments, fractionalized assets and interests and sports-focused investments;

●	a decline in general economic conditions in the United States or other countries where major sports leagues operate could lead to less consumer discretionary spending and less demand for sports entertainment which could, in turn, lower athlete salaries and income streams for athletes as a result of lower league or individual team revenues;

●	our manager’s ability to effectively administer Series assets;

●	legislative or regulatory changes impacting our business or our assets (including changes to the laws governing taxation and SEC guidance related to Regulation A); and

●	the ability of our manager to operate our business in compliance with all applicable local, state and federal laws, including the Securities Exchange Act of 1934, as amended, and Investment Company Act of 1940, as amended, and other laws.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described in our Offering Circular filed with the Securities and Exchange Commission under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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ITEM 1. BUSINESS

Overview

Vestible Assets, LLC (the “Company,” “we,” and “us”) is a Delaware series limited liability company that facilitates public investment in certain sports-focused lines of business, including interests tied to (i) specified future professional sports earnings of individual athletes (the “Athlete Earnings Business”) and (ii) specified future proceeds upon the occurrence of certain financing and exit events associated with professional sports teams and their owners (the “Athletics Financing Business”).

Athlete Series

Under the Athlete Earnings Business, each such individual series of the Company (the “Athlete Series” and collectively, the “Athlete Series) is or will be associated with a single athlete who has or will have entered into an agreement (each, a “Brand Agreement” and collectively, the “Brand Agreements”), pursuant to which an Athlete Series will be entitled to receive a defined percentage of an individual athlete’s prospective professional sports earnings, if any, including salary and bonuses earned by that player from a professional team, but excluding any name, image, and likeness, endorsement and similar income other than professional sports earnings (such amounts to be received by a particular Series under an individual Brand Agreement is referred to as the “Brand Amount” while an athlete’s gross professional sports earnings is referred to herein as the “Brand Income”), in return for a lump-sum payment equal to 80% of the gross proceeds of the Offering associated with such athlete.

Investors in any Offering for Athlete Interests (an “Athlete Offering”) will acquire Athlete Interests in a particular Athlete Series of the Company, which is a separate designated Series of the Company for purposes of assets and liabilities. It is not anticipated that any Athlete Series would own any assets other than its specific underlying Brand Agreement (and any Brand Amounts received thereunder), plus cash reserves for Operating Expenses (as defined below). It is intended that owners of an Athlete Interest in an Athlete Series will only have assets, liabilities, profits, and losses pertaining to the specific asset held by that Athlete Series. It is anticipated that a portion of Brand Amounts received by a particular Athlete Series, if any, will be distributed to Investors of that particular Athlete Series, on a pro rata basis, at least once every month, or at such times as our manager, Vestible, Inc. (the “Manager”) shall reasonably determine; provided that, any Athlete Series associated with a college athlete shall not pay any distributions until such time as the college athlete joins a professional team, if ever.

Currently, the Company has a single outstanding Athlete Series, Series BDBR, associated with the professional football player Baron Browning, which such offering closed on September 4, 2024. As consideration for the Brand Amount to be received by Series BDBR, Baron Browning was entitled to 80% of the gross proceeds of the offering for Series BDBR interests.

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Team Series

With respect to the Athletics Financing Business, each such individual series of the Company (each, a “Team Series” and collectively, the “Team Series” and, together with the Athlete Series, the “Series”) is or will be associated with a single professional sports team, the owner (the “Owner”) of which has or will have entered into an agreement (each, a “Financing Agreement” and collectively, the “Financing Agreements”) pursuant to which a Team Series will be entitled to receive a defined percentage of the gross proceeds of a Financing Event (as defined below) relating to such professional sports team or a Sale of Owner (such amounts to be received by a particular Team Series under an individual Financing Agreement is referred to as the “Financing Proceeds Amount” while the gross proceeds of a Financing Event or a Sale of Owner is referred to as the “Financing Proceeds”), in return for a lump-sum payment equal to a specified percentage of the gross proceeds of the Offering associated with such Financing Agreement. A “Financing Event” includes any payments or cash or non-cash consideration to Owner in respect of interests in the sports team or Owner’s other ownership interests in the sports team, in each case derived other than from operating revenue, including through any sale of interests in the sports team, merger, consolidation, recapitalization, distributions to Owner made from the proceeds of debt, equity or other financing, distributions to owner made from the sale of assets of the sports team (other than sales in the ordinary course of business, including sales of the rights to players), payments in respect of any loan obtained by Owner secured by interests in the sports team or Owner’s other ownership interests in the sports team, conversion of the interests in the sports team in connection with a public offering or any similar transaction. A “Sale of Owner” refers to a transaction or series of related transactions (including, without limitation, a merger, consolidation, sale of equity interests, or other form of business combination or reorganization) a primary purpose or effect of which is to transfer, directly or indirectly, the beneficial ownership of the professional sports team or the economic benefits of ownership of the professional sports team to a third party, including any sale of greater than 50% of the equity interests of a direct or indirect parent company of Owner, if any

Investors in any Offering for Team Interests (a “Team Offering”) will acquire Team Interests in a particular Team Series of the Company, which is a separate designated Series of the Company for purposes of assets and liabilities. It is not anticipated that any Team Series would own any assets other than its specific underlying Financing Agreement (and any Financing Proceeds Amount received thereunder), plus cash reserves for Operating Expenses (as defined below). It is intended that owners of a Team Interest in a Team Series will only have assets, liabilities, profits, and losses pertaining to the specific asset held by that Team Series. It is anticipated that a portion of the Financing Proceeds Amount received by a particular Team Series, if any, will be distributed to Investors of that particular Team Series, on a pro rata basis, within 30 days of such Team Series’ receipt of the Financing Proceeds Amount following a Financing Event or Sale of Owner, or at such times as the Manager shall reasonably determine.

Currently, the Company has no outstanding Team Series, although an offering was launched on March 26, 2026 for Series KSV 1919, relating to the Austrian soccer team KSV 1919 (“KSV 1919”).

Unless we specifically state otherwise or the context otherwise requires, the interests of all Athlete Series may collectively be referred to in this Offering Circular as the “Athlete Interests” and each, individually, as an “Athlete Interest,” the interests of all Team Series may collectively be referred to in this Offering Circular as the “Team Interests” and each, individually, as a “Team Interest,” and together with the Athlete Interests, the “Interests” and each, individually, as an “Interest”.

History and Structure

The Company was formed on July 20, 2022 as a Delaware series limited liability company. Each Series of Interests will be separate from the other Series. The Interests represent an investment in a particular Series and, thus, indirectly a portion of any (i) Brand Amounts owed under the Brand Agreement attributable to such Athlete Series or (ii) Financing Proceeds Amounts owed under the Financing Agreement attributable to such Team Series, and do not represent an investment in the Company or the Manager generally. The Company does not anticipate that any Series will own any income-generating assets other than a single Brand Agreement or Financing Agreement. However, the Company expects that its operations, including the entry into additional Brand Agreements and Financing Agreements and the issuance of additional Series of Interests, will be beneficial to Investors by enabling each Series to benefit from economies of scale (for example, by utilizing various service providers across multiple Series).

The Company anticipates that its core purpose will be identifying, acquiring, and marketing the Brand Agreement and Financing Agreement investments to the benefit of the Investors.

To date, our activities have consisted of evaluating and targeting potential Brand Agreements and Financing Agreements, entering into certain Brand Agreements and Financing Agreements, and organizing Offerings of one or more Series of Interests in the Brand Agreements and Financing Agreements it has or may acquire.

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As of December 31, 2025, we had entered into (i) a Brand Agreement with Baron Browning with respect to Series BDBR, our sole source of revenue to date and (ii) a Financing Agreement with the owner of KSV 1919 with respect to Series KSV 1919, for which an offering was launched on March 26, 2026.

Objectives

The Company’s primary objectives are to:

●	Acquire a percentage of the Brand Income earned by professional athletes in sports such as football, basketball, soccer and baseball while on the roster of a professional sports team;

●	Acquire a percentage of the Financing Proceeds related to a professional football, basketball, soccer or baseball sports team;

●	Increase net cash from Brand Amounts received under Brand Agreements and from Financing Proceeds Amounts received under Financing Agreements so more cash is available for distributions to Interest Holders; and

●	Preserve, protect and return Investors’ investments.

We cannot assure Investors that we will attain any of these objectives or that we will be able to realize any net cash flow from the Brand Agreements or Financing Agreements or that the value, if any, of the Brand Agreements or Financing Agreements will not decrease.

Strategy and Focus

Our strategy is to acquire a percentage of certain prospective earnings or exit-related proceeds related to an individual athlete or team (and its owners) competing in a professional football, basketball, soccer or baseball league. With respect to the prospective earnings of individual athletes, we intend to primarily focus on acquiring rights to receive potential Brand Income of collegiate, minor league or professional athletes who are early in their career in football, basketball, soccer or baseball.

Process for Identification and Acquisition of Series Assets

Athlete Series Assets

Our process for identifying and acquiring an interest in the potential future Brand Income of professional athletes leverages our network of team members, who are former professional athletes, as well as third-party talent managers and agencies.

In determining whether to enter into a Brand Agreement with any particular athlete and to offer Investors the opportunity to invest in the prospective Brand Income of such athlete, we consider a variety of factors, including:

●	The athlete’s performance on the field or court and his or her potential for professional sports earnings, which may include an analysis of his or her estimated career length, biological factors (e.g., age, weight, etc.), lifestyle factors and statistics.

●	The public opinion and popularity of an athlete and the potential associations people make or may make with respect to a player, including the athlete’s public persona, appearance, history and background, and public statements or positions on matters of public concern.

●	The athlete’s reputation within the applicable professional sport as well as potential to have a successful professional sports career.

Under our business model, prospective athletes are not paid an upfront fee for entering into a Brand Agreement, but are instead paid a significant portion of the proceeds of the Athlete Offering associated with such athlete.

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Team Series Assets

Our process for identifying and acquiring an interest in the potential future Financing Proceeds associated with a professional sports team leverages (i) our network of team members with deep front-office, ownership, and league relationships, (ii) established intermediaries across sports finance (investment banks, brokers, advisors, attorneys), and (iii) direct inbound interest from teams seeking creative growth capital and/or structured liquidity solutions.

In determining whether to enter into a particular Financing Agreement and to offer Investors the opportunity to invest in the prospective Financing Proceeds thereunder, we consider a variety of factors, including:

●	Team financial performance and trajectory, which may include an analysis of historical and projected revenue growth, revenue mix (media, matchday, sponsorship, merchandising, etc.), margin profile, capital expenditure needs, and sensitivity to performance, league distributions, and macro conditions.

●	League and structural dynamics that impact stability and upside, including league media-rights outlook, revenue-sharing rules, salary cap / roster cost structure, expansion or relocation dynamics, ownership transfer norms, and any constraints on distributions or change-of-control events.

●	Brand strength and demand durability, including local market size and economics, fan engagement, ticket demand, sponsorship depth, social following, and the long-term resilience of the team’s identity independent of short-term on-field results.

●	On-field competitiveness and operational quality as a leading indicator of commercial momentum, including roster/academy pipeline (where relevant), leadership stability, and evidence of repeatable performance rather than one-off spikes.

●	Ownership and governance considerations, including cap table complexity, existing debt and lien structure, investor rights and transfer restrictions, approvals required for any transaction, and the likelihood/timing of a future liquidity event (e.g., minority stake sale, control sale, recapitalization).

●	Use of proceeds and value creation plan, including how incremental capital translates into measurable growth (commercial hires, stadium/training improvements, player development, marketing, tech/data infrastructure), and whether the plan has clear milestones and accountability.

●	Reputation and risk factors, including regulatory, legal, and reputational issues; litigation; political/municipal dependencies (stadium/public funding); and any controversies that could impair sponsorship, media value, or league standing.

Under our business model, Owners or other counterparties are not paid an upfront fee solely for entering into the Financing Agreement, but instead receive the economic benefit of the transaction at close through a negotiated allocation of Offering proceeds (which may include growth capital and/or structured liquidity for existing stakeholders), aligned with long-term value creation.

Plan of Operations

We intend that each Athlete Series will be associated with a Brand Agreement with a single athlete and each Team Series will be associated with a Financing Agreement relating to single professional sports team. Although the Manager or its affiliate may initially be the named counterparty to a Brand Agreement or Financing Agreement, it is anticipated that such agreements will be assigned to a particular Series such that the Series will hold the right to receive Brand Amounts or Financing Proceeds Amounts, if any.

While certain expenses will be shared across all or some of the Series in accordance with the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”) and the allocation policy, we will treat each Series as a separate legal entity, meaning the ongoing Operating Expenses will be paid through the Series’ own cash reserves or, with respect to Athlete Series, from Brand Amounts received pursuant to the applicable Brand Agreement, or, with respect to Team Series, either by the Manager, which will be compensated for such expenses through the Annual Operating Fee, or by the Team upon the occurrence of a Financing Event.

We plan to launch a number of additional Series and related offerings in the near future. To date, we do not know how many Series will be created and offered. However, in any case, the aggregate dollar amount of all of the Series Interests that will be sold within any given 12-month period will not exceed the maximum amount allowed under Regulation A.

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Competition

Although we are focused on unique asset classes with a unique business model, there is potentially significant competition for the rights to receive a portion of future Brand Income of professional athletes or future Financing Proceeds related to a professional sports team from many different market participants, as well as competition with other parties developing or offering fractionalized sports-related investment products and amongst other fractional interest issuers more generally. With the increase in popularity in the sports-related asset classes, we expect competition for similar financial arrangements with professional athletes or related to professional sports teams will expand in the future. In addition, there are companies that are developing or offering fractionalized interests in other alternative asset classes such as song royalties, collectibles, and art who may decide to expand into the sports-related asset classes.

Increased competition for the sports-related asset classes may reduce or eliminate opportunities for us to enter into additional Brand Agreements or Financing Agreements that we can securitize, which would impede our ability to economize on shared efficiencies that may be achieved with numerous Series.

Furthermore, certain of our current and potential competitors may have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources to the acquisition of the prospective earnings or proceeds related to an individual athlete or professional team. In addition, these potential competitors may have longer operating histories, greater name recognition and a more established business model than we do.

The Manager

The Company is managed by Vestible, Inc., a Delaware corporation organized to serve as the Manager. Pursuant to the terms of the Operating Agreement, the Manager will provide certain management, administrative and advisory services to the Company and to each of the Series, as well as a management team and appropriate support personnel. In its role, the Manager is responsible for sourcing, acquiring and marketing the Brand Agreements and Financing Agreements that are assigned to or otherwise attributable to each Athlete Series and Team Series, respectively.

In addition, the Manager owns and operates a mobile and web-based investment interface (the “Vestible Platform”) through which issuances and trades of Interests are effected through a registered broker-dealer, Dalmore Group, LLC (“Dalmore”).

Secondary Trading by the Manager

The Manager may act as a buyer or seller of Interests in any given Series through the Vestible Platform during trading hours. Our Manager intends to put in place internal policies and procedures that prevent our Manager from making any secondary sales or purchases when in possession of material, non-public information.

Expenses

Operating Expenses

Each Series will be responsible for the following costs and expenses, or the allocated pro rata portion of such costs and expenses, attributable to the activities of the Company related to such Series (“Operating Expenses”):

●	any and all fees, costs and expenses incurred in connection with the management of a Series Asset, including periodic fees associated with athlete audits, income taxes, marketing fees and investigative fees;

●	any fees, costs and expenses incurred in connection with preparing any reports and accounts of the Series, including any blue sky filings required in order for a Series to be made available to investors in certain states and any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U;

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●	any and all insurance premiums or expenses, including directors’ and officers’ insurance for the directors and officers of the Manager;

●	any withholding or transfer taxes imposed on the Company or a Series or any of the members as a result of its or their earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company or a Series in connection with the affairs of the Company or a Series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager in connection with a Series;

●	the cost of the audit of the Company’s annual financial statements and the preparation of its tax returns and circulation of reports to members of the Company;

●	the cost of any audit of the Series’ annual financial statements, the fees, costs and expenses incurred in connection with making of any tax filings on behalf of a Series and circulation of reports to investors;

●	any indemnification payments to be made pursuant to the requirements of the Operating Agreement;

●	the fees and expenses of the Company’s or a Series’ counsel in connection with advice directly relating to the Company’s or a Series’ legal affairs;

●	the costs of any other outside valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Company or a Series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from a Series Asset and cannot be covered by any cash reserves of such Series, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such Series Asset (which we refer to as “Operating Expenses Reimbursement Obligation(s)”), or (c) cause additional interests to be issued in the such Series in order to cover such additional amounts.

Athlete Series Fees and Expenses

Offering Expenses

Each Athlete Series will generally be responsible for certain fees, costs and expenses incurred in connection with the Athlete Offering for that particular Athlete Series (the “Athlete Offering Expenses”), up to 4% of the gross offering proceeds. Athlete Offering Expenses consist of underwriting, legal, accounting, auditing, escrow and compliance costs related to a specific Athlete Offering, including any blue sky filings required in order to be made available to investors in certain states (unless borne by the Manager, as determined in its sole discretion). This is in addition to any brokerage fee payable to Dalmore. The Company will reimburse the Manager for Athlete Offering Expenses from the proceeds of each Athlete Offering.

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As compensation for providing certain custodian services to the Company, the Custodian will receive a fee. Each Athlete Series is expected to be responsible for paying its own custody fee to the Custodian in connection with the sale of Athlete Interests in that Athlete Series, except if otherwise stated for a particular Athlete Series. The custody fee will be payable from the proceeds of such Athlete Offering as Athlete Offering Expenses.

To the extent that Athlete Acquisition Expenses (as defined below) include a sourcing fee payable to an athlete’s agent and the Athlete Acquisition Expenses exceed 5% of the gross proceeds of the Athlete Offering, a portion of the sourcing fee payable to an athlete’s agent may be payable from the proceeds of such Athlete Offering as part of the Athlete Offering Expenses.

Acquisition Expenses

Each Athlete Series will be responsible for any and all fees, costs and expenses incurred prior to closing in connection with the evaluation, discovery, investigation and acquisition of the right to receive Brand Amounts pursuant to a particular Brand Agreement (the “Athlete Series Asset”) related to such Athlete Series, including travel and lodging related to the acquisition of a Brand Agreement, sourcing fees payable to an athlete’s agent, diligence-related expenses, athlete audits, research fees, legal fees, technology costs, and similar costs and expenses incurred in connection with the evaluation, discovery, investigation, negotiation and acquisition of the Athlete Series Asset (the “Athlete Acquisition Expenses”). The Company will reimburse the Manager for Athlete Acquisition Expenses from the proceeds of each Athlete Offering, up to 5% of the gross offering proceeds. To the extent that Athlete Acquisition Expenses include a sourcing fee payable to an athlete’s agent and the Athlete Acquisition Expenses exceed 5% of the gross proceeds of the Athlete Offering, a portion of the sourcing fee payable to an athlete’s agent may be payable from the proceeds of such Athlete Offering as part of the Athlete Offering Expenses. See “Use of Proceeds to the Issuer” for a description of the Athlete Acquisition Expenses for each Athlete Offering.

Fees Payable to Manager

As compensation for the Manager’s efforts in identifying, evaluating and acquiring the Athlete Series Assets and for providing management and administrative services to the Athlete Series, the Manager shall be entitled to a fee equal to 5% of the amount raised through each Athlete Offering (the “Athlete Management Fee”), although the Manager, in its sole discretion, may choose to waive any such Athlete Management Fee. Each Athlete Series will be responsible for paying the Athlete Management Fee to the Manager from the proceeds of the Athlete Offering for such Athlete Series. The Athlete Management Fee will be payable within 30 days following the closing of each Athlete Offering.

Operating and Capital Reserve

Each Athlete Series will be responsible to have an operating and capital cash reserve which will be allocated to pay for on-going Operating Expenses, including fees and expenses in connection with marketing, the preparation and filing of periodic reports with the SEC, the audit of annual financial statements and legal counsel. The operating and capital reserve amount will be up to 4.5% of the gross proceeds of the Athlete Offering.

Team Series Fees, Expenses and Reserves

Offering Expenses

Each Team Series will generally be responsible for certain fees, costs and expenses incurred in connection with the Team Offering associated with that particular Team Series (the “Team Offering Expenses” and together with the Athlete Offering Expenses, the “Offering Expenses”), up to 1% of the gross offering proceeds. Team Offering Expenses consist of underwriting, legal, accounting, auditing, escrow and compliance costs related to a specific Team Offering, including any blue sky filings required in order to be made available to investors in certain states (unless borne by the Manager, as determined in its sole discretion). This is in addition to any brokerage fee payable to Dalmore. The Company will reimburse the Manager for Team Offering Expenses from the proceeds of each Team Offering. To the extent the Team Offering Expenses exceed 1% of the gross proceeds of the Team Offering, the Manager shall pay for such expenses without reimbursement.

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As compensation for providing certain custodian services to the Company, the Custodian will receive a fee. Each Team Series is expected to be responsible for paying its own custody fee to the Custodian in connection with the sale of Team Interests in that Team Series, except if otherwise stated for a particular Team Series. The custody fee will be payable from the proceeds of such Team Offering as Team Offering Expenses.

Acquisition Expenses

Each Team Series will be responsible for any and all fees, costs and expenses incurred prior to closing in connection with the evaluation, discovery, investigation and acquisition of the right to receive Financing Proceeds Amounts pursuant to a particular Financing Agreement (the “Team Series Asset”) related to such Team Series, including travel and lodging related to the acquisition of a Financing Agreement, sourcing fees, diligence-related expenses, team and/or Owner audits, research fees, legal fees, technology costs, and similar costs and expenses incurred in connection with the evaluation, discovery, investigation, negotiation and acquisition of the Team Series Asset (the “Team Acquisition Expenses”). The Company will reimburse the Manager for Team Acquisition Expenses from the proceeds of each Team Offering, up to 1% of the gross proceeds of the Team Offering. To the extent the Team Acquisition Expenses exceed 1% of the gross proceeds of the Team Offering, the Manager shall pay for such expenses without reimbursement. See “Use of Proceeds to the Issuer” for a description of the Team Acquisition Expenses for each Team Offering.

Fees Payable to Manager

As compensation for the Manager’s efforts in identifying, evaluating and acquiring the Team Series Assets and for providing management and administrative services to the Team Series, the Manager shall be entitled to an initial one-time fee equal to 3% of the amount raised through each Team Offering (the “Team Management Fee”), although the Manager, in its sole discretion, may choose to waive any such Team Management Fee. Each Team Series will be responsible for paying the Team Management Fee to the Manager from the proceeds of the Team Offering for such Team Series. The Team Management Fee will be payable within 30 days following the closing of each Team Offering.

As compensation for the Manager’s post-closing management and administrative services to the Team Series and as reimbursement for ordinary and necessary administrative costs and expenses, the Manager shall also be entitled to an annual operating fee equal to 1% of the net asset value of the applicable Team Series as of the fiscal year end, payable in kind in the form of Team Interests of such Team Series (the “Annual Operating Fee”). The Annual Operating Fee will be payable within 120 days of each fiscal year end after a closing occurs with respect to a Team Series.

In connection with the occurrence of a Financing Event or Sale of Owner, as incentive compensation for the Manager’s management and administrative services to the Team Series, the Manager shall be entitled to a exit fee equal to 20% of the difference between (i) the Financing Proceeds Amount and (ii) the Financing Proceeds Fee (the “Management Exit Fee”). The Management Exit Fee will be payable within 30 days of the Team Series’ receipt of the Financing Proceeds Amount and shall be payable only in the event that a Financing Event or Sale of Owner occurs with respect to such Team Series.

Operating and Capital Reserve

Each Team Series will be responsible to have an operating and capital cash reserve which will be allocated to pay for on-going Operating Expenses, including fees and expenses in connection with marketing, the preparation and filing of periodic reports with the SEC, the audit of annual financial statements and legal counsel. The operating and capital reserve amount will be up to 1% of the gross offering proceeds per Team Offering.

Vestible Platform Fees

In connection with the Vestible Platform, the Manager will also pay an annual licensing and service fee to Dalmore for technology tools to facilitate the transaction of securities on the Vestible Platform.

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Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Series Assets and any indemnification payments made by the Manager will be allocated among the various Series in accordance with the allocation policy set forth below. Costs and expenses specific to an Offering of a particular Series and the administration of that specific Series of Interests (such as escrow fees, the Management Fee and any brokers fee) will be allocated to that Series (in many cases by deducting those expenses from the gross proceeds of the offering associated with such Series) as the Manager’s practice will be to allocate items that are attributable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company or the Manager in general, it will be allocated pro rata based on the value of the underlying Series Asset held by a Series, on the gross proceeds of each Offering, or on the number of outstanding Series, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof revenue and expenses will be allocated as follows:

Revenue or Expense Item*	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Series or Series Asset)
Revenue:	Brand Amounts received under Brand Agreements	Allocable directly to the applicable Athlete Series associated with such Athlete Series Asset
	Financing Proceeds Amounts received under Financing Agreements	Allocable directly to the applicable Team Series associated with such Team Series Asset

Offering Expenses (in a multi-Series offering):	Filing expenses	Allocable pro rata amongst the applicable Series based on the gross proceeds of each Offering

	Commission-based brokerage fees	Based on gross proceeds of each Offering

	Broker fees other than cash commissions (e.g., expense reimbursement and consulting fees)	Not allocable, to be borne by the Manager

	Legal expenses	Allocable pro rata amongst the applicable Series based on the gross proceeds of each Offering

	Audit and accounting	Allocable pro rata based on the number of Series

	Preparation of marketing materials	Allocable pro rata amongst the applicable Series based on the gross proceeds of each Offering

Offering Expenses (in a single-Series offering):	Filing expenses	Allocable directly to the applicable Series
	Commission-based brokerage fees	Based on gross proceeds of the Offering

	Broker fees other than cash commissions (e.g., expense reimbursement and consulting fees)	Not allocable, to be borne by the Manager

	Legal expenses	Allocable directly to the applicable Series

	Audit and accounting	Allocable directly to the applicable Series

	Preparation of marketing materials	Allocable directly to the applicable Series

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Operating Expenses:	Transfer agent fees	Allocable pro rata based on the number of Series

	Financial printer fees (to the extent filings are covered by the general annual fee)	Allocable pro rata based on the number of Series

	Audit of the Company’s annual financial statements and the preparation of its tax returns	Allocable pro rata based on the number of Series

	Legal or regulatory fees incurred by the Company generally (and that relates to all Series generally)	Allocable pro rata based on the value of the underlying Series Asset

	Insurance premiums or expenses, including directors’ and officers’ insurance for the directors and officers of the Manager	Allocable pro rata based on the value of the underlying Series Asset

	Fees, costs and expenses incurred in connection with the management of a Series Asset, including periodic fees associated with athlete audits, income taxes, marketing fees and investigative fees	Allocable directly to the applicable Series associated with such Series Asset

Acquisition Expenses	Diligence and third-party expert fees	Allocable directly to the applicable Series

	Contract negotiation costs (including travel expenses)	Allocable directly to the applicable Series

	Contract drafting costs (including legal fees)	Allocable directly to the applicable Series

	Sourcing fee, if any (to be paid to an athlete’s agent or other third party)	Allocable directly to the applicable Series

*	Expenses incurred prior to closing of an Offering may be paid by the Manager and then reimbursed from the proceeds of an Offering in accordance with the allocation policy.

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the investors.

The Vestible Platform

Vestible Inc., the Manager, owns and operates a mobile and web-based investment interface through which issuances and trades are effected on Dalmore’s Alternative Trading System (as defined above, the “Vestible Platform”). Through the use of the Vestible Platform, investors can browse and screen the investments offered by each of our Series, whether current or to be formed by the Company in the future, and sign legal documents to purchase Series interests, electronically.

Employees

The Company does not have any employees. All of the persons performing the functions of an officer of the Company are employees of the Manager.

Legal Proceedings

None of the Company, any Series, the Manager, or any director or executive officer of the Company or the Manager is presently subject to any material legal proceedings.

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Conflicts of Interest

Conflicts of interest may exist or could arise in the future with the Company, the Manager and its affiliates and our officers who are also officers or directors of the Manager. Conflicts may include, without limitation:

●	Each of the persons performing the functions of our executive officers also serve as an officer of the Manager and its affiliated entities. As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with the Manager or affiliates of the Manager, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. The Manager is not required to make available any particular individual personnel to us.

●	Neither the Manager, nor its officers who perform the functions of our executive officers, will be required to manage the Company as their sole and exclusive function and they will have other business interests and will engage in other activities in addition to those relating to the Company. We depend on the Managers and its affiliates to successfully support and operate our overall model. Their other business interests and activities could divert time and attention from managing the Company and taking actions for the benefit of light holders. We may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

●	The Manager does not assume any responsibility beyond the duties specified in the Operating Agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The Manager’s liability is limited under the Operating Agreement and we have agreed to reimburse, indemnify and hold harmless the Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the manager’s duties under the operating agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which the Manager would not be liable.

●	The Manager’s and its affiliates’ ownership of multiple Series of Interest may result in conflicts. The Manager or its affiliates may acquire Interests in each Series for their own accounts, may transfer these Interests, either directly or through brokers, or otherwise engage in proprietary trading from time to time. Such ownership and actions in any Series of Interests may result in a divergence of interests between the Manager and its affiliates and the Investors who hold only one or certain Series of Interests (e.g., the Manager or its affiliates may disproportionately market or promote a certain Series, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of Interests of such Series). In addition, the Manager may decide not to continue a particular investment strategy or may devote more attention to different investment strategies that the Manager believes might be more profitable or generate more fees.

The Company, its Series and the Manager (and its affiliates) may not have separate legal counsel in the future. Certain conflicts of interest may exist and may arise.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our financial statements and the related notes included in this annual report.

Overview

The Company is a Delaware series limited liability company formed to facilitate public investment in specified future professional sports earnings of individual athletes. The Company is a wholly owned subsidiary of Vestible, Inc., which also serves as the Manager of the Company.

As of December 31, 2024 and December 31, 2025, the Company had entered into a Brand Agreement with Baron Browning with respect to Series BDBR for which an Offering closed in September 2024, and, as of December 31, 2025, a Financing Agreement relating to the KSV 1919 with respect to Series KSV 1919, for which an offering of Team Interests was launched on March 26, 2026.

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As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

The Manager

The Manager is responsible for directing the management of our business and affairs. Neither the Manager nor its officers are required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Manager performs its duties and responsibilities pursuant to the Operating Agreement, under which we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and the investors.

The Operating Agreement further provides that the Manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series or any of the interest holders and will not be subject to any different standards imposed by the Operating Agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any Series or any of the interest holders in a particular Series.

Results of Operations

The Company was formed on July 20, 2022. Since its organization, the Company has been engaged primarily in structuring and preparing to acquire future income streams of professional athletes or future proceeds of Financing Events or Sale of Owners relating to professional sports teams and their Owners pursuant to Brand Agreements and Financing Agreements as well as identifying and negotiating with potential athletes and Owners.

As of December 31, 2025, Series BDBR holds a single asset—the Brand Agreement with Baron Browning which was entered into by the Manager on May 10, 2023. Under the Brand Agreement, Series BDBR has the right to receive any Brand Amounts earned by Baron Browning. As of December 31, 2025, Series KSV 1919 holds a single asset – the KSV Financing Agreement entered into by Series KSV 1919 on December 21, 2025.

Revenues

Revenues are generated at the Series level. As of December 31, 2025 and December 31, 2024, Series BDBR, the Company’s sole source of revenue to date, had generated gross revenues of $59,771 and $13,270, respectively. On September 4, 2024, we closed the offering with respect to Series BDBR interests. As such, Series BDBR began generating revenues during the third quarter of 2024, as Brand Amounts began to be paid to Series BDBR pursuant to the Brand Agreement with Baron Browning. Series KSV 1919 has not yet generated revenues and will only generate revenues in the event a closing occurs with respect to Series KSV 1919 and upon a Financing Event or Sale of Owner.

Operating and Total Expenses

All fees and expenses incurred prior to the closing of an offering related to any series are being paid by our Manager and are to be reimbursed by such Series out of the offering proceeds upon closing of the relevant Series offering. Such operating expenses include (i) the formation of the Series, (ii) acquiring the Brand Agreement or Financing Agreement with the applicable athlete or Owner (or other counterparty) and (iii) offering the Series interests, including legal fees and other professional fees.

As of December 31, 2025 and December 31, 2024, the Company had total consolidated operating expenses of $190,111 and $268,404, respectively. Of the total consolidated operating expenses, as of December 31, 2025, $75,055 of such expenses were allocated to Series BDBR and $115,056 was unallocated, compared to $268,404 allocated to Series BDBR and $0 unallocated as of December 31, 2024.

In accordance with the Operating Agreement and the allocation policy, certain amounts were repaid to the Manager by Series BDBR from the proceeds of the offering with respect to Series BDBR upon closing on September 4, 2024.

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Liquidity and Capital Resources

From inception, our Manager has financed the business activities of each Series. Upon the first closing of a particular Series’ offering, the Manager is reimbursed out of the proceeds of the relevant offering. Until such time as the Series has the capacity to generate cash flows from operations, our Manager may cover any deficits through advancement of expenses, which may be reimbursed upon closing of the relevant offering.

Cash and Cash Equivalent Balances

As of December 31, 2025, the Company had total consolidated cash and cash equivalents of $4,281, of which $4,231 was allocated to Series BDBR and $50 was unallocated. As of December 31, 2024, neither the Company nor any Series had any cash or cash equivalents.

Going Concern

As discussed further in “Note 3, Going Concern” to the audited financial statements for fiscal year 2024 included herein, there is substantial doubt about the ability of the Company and its Series to continue as a going concern for the next twelve months. For the year ended December 31, 2025, the Company had a consolidated net loss of $130,340 and as of December 31, 2025, the Company had a consolidated working capital deficit of $276,375 and an accumulated deficit of $529,920.

Brand Agreement with Baron Browning

In July 2021, Baron Browning entered into a four-year contract with the Broncos worth up to $4,785,852, including a $840,620 signing bonus and an average annual salary of $1,196,463, which such contract expired in 2025. On March 10, 2025, Browning entered into a two-year contract with the Arizona Cardinals worth up to $18 million, of which $10 million is guaranteed, including a $5.5 million signing bonus, a $2.5 million base salary for 2025, and $2 million of his $4.39 million 2026 base salary. Browning’s 2026 base salary is subject to a non-guaranteed increase of $2 million (for a total base salary of up to $6.39 million for 2026) based on performance during the 2025 season. There’s also a $2 million non-guaranteed roster bonus, payable in installments in March and August 2026, a non-guaranteed sack incentive bonus of up to $1 million payable in March 2027, a non-guaranteed per-game roster bonus of up to $255,000 for each of the 2025 and 2026 season payable in March 2026 and March 2027, respectively, and a non-guaranteed off-season workout bonus of $50,000 for each of the 2025 and 2026 contract year payable within two weeks of the first game of the 2025 and 2026 regular season, respectively.

Plan of Operations

We closed the Offering with respect to Series BDBR during the third quarter of 2024, launched the Offering with respect to Series KSV 1919 during the first quarter of 2026 and plan to launch an as of yet undetermined number of additional Series and related Offerings thereafter. The proceeds from any Offering will be used to repay the Manager any expenses incurred pre-closing, to pay offering expenses for such Offering, to pay the management fee to the Manager and to create a cash reserve for future operating expenses, in each case, as allocable to a particular Series.

As Brand Amounts attributable to Series BDBR continue to be received, we intend to distribute any Free Cash Flow (as defined below) on a monthly basis, or at such times as the Manager shall reasonably determine, to the interest holders of such Series. “Free Cash Flow” consists of any available cash for distribution generated from the net income received by a Series, as determined by the Manager to be in the nature of income as defined by U.S. generally accepted accounting principles, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant series asset (as shown on the income statement of such Series) and (iii) any depreciation to the relevant series asset (as shown on the income statement of such Series) and (iv) any other non-cash operating expenses less (a) any capital expenditure related to the series asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series.

Once Brand Amounts attributable to a particular Athlete Series begin to be received, we intend to distribute any Free Cash Flow (as defined below) on a monthly basis, or at such times as the Manager shall reasonably determine, to the Interest Holders of such Athlete Series. Once Financing Proceeds Amounts attributable to a particular Team Series begin to be received, we intend to distribute any Free Cash Flow (as defined below) within 30 days of the Series’ receipt of the Financing Proceeds.

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ITEM 3. DIRECTORS AND OFFICERS

General

The sole Manager of our company is Vestible, Inc., a Delaware corporation. The Company operates under the direction of our Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. When establishing a Series the Manager may designate certain persons to serve as officers for that specific Series. The Manager has a separate Board of Directors, currently consisting of two members, Parker Graham and Michael Dowdle.

All of our executive officers are employees of the Manager. The executive offices of the Manager are located at 5440 West 110th Street, Suite 300, Overland Park, Kansas 66211, and the telephone number of the Manager’s executive offices is (913) 535-6004.

Executive Officers and Directors of our Manager

The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our Manager, Vestible, Inc.

Name	Position(s)	Age	Term of Office

Parker Graham	Co-Founder, CEO, President and Director of Vestible, Inc.	35	Since August 2021

Michael Dowdle	Director of Vestible, Inc.	60	Since February 2026

Biographical Information

Set forth below is biographical information of the executive officers and directors of the Manager.

Parker Graham is the Co-Founder of Vestible, Inc. and since its founding in August 2021 has served as its Chief Executive Officer, President and Secretary and as a member of its board of directors. Mr. Graham is a serial entrepreneur and has started multiple companies since his retirement from professional football in 2014. Since 2018, he has served as the founder and CEO of Finotta, Inc., a banking technology company based in Overland Park, KS. Prior to his role at Finotta, Mr. Graham was a financial advisor for high net worth individuals in the Midwest and specialized in alternative assets and overall portfolio theory from 2014-2018. Mr. Graham received both his B.S. in Business Management/Marketing and his M.B.A. from Oklahoma State University.

Michael Dowdle has served as a member of the board of directors of Vestible, Inc. since February 2026. Mr. Dowdle is an entrepreneur and investor with over 25 years of experience across startup, venture-backed, and publicly traded companies. He is the founding partner of Circadian Ventures, an early-stage venture capital firm formed in 2020. Previously, Mr. Dowdle co-founded CPO Commerce, an online retailer acquired in 2014 by United Stationers (now Staples). He also founded an interactive agency acquired in 1997 by iXL Enterprises, where he served on the executive team through the company’s initial public offering in 1999 and co-founded its corporate venture group. Mr. Dowdle currently serves on the boards of several technology companies. He received his B.A. from the University of Wisconsin-Madison.

Directors of Vestible are elected or appointed until their successors are duly elected and qualified.

There are no arrangements or understandings known to us pursuant to which any director was or is to be selected as a director of the Manager. There are no agreements or understandings for any executive officer or director to resign at the request of another person, and no officer or director is acting on behalf of, nor will any of them act, at the direction of any other person.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director, executive officer or any significant employee.

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To the best of our knowledge, none of the directors or executive officers of the Manager has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of, such person, any partnership in which he was general partner at or within two years before the time of such filing or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

The Manager and the Operating Agreement

The manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The manager and its officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Manager is responsible for determining how and when to enter into Brand Agreements and Financing Agreements and for evaluating the overall liquidity of each Series in determining whether and when to distribute income to Interest Holders. In addition, the Manager is responsible for monetizing the underlying Series Asset (Brand Agreements and Financing Agreements) by evaluating and collecting Brand Amounts and Financing Proceeds Amount owed or by evaluating potential sale offers, which could lead to the liquidation a particular Series Asset or a Series.

We will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Interest Holders. The Manager itself has no track record and is relying on the track record of its affiliates and advisors.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement, under which the Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Interest Holders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager, utilizing third-party advisors, consultants and service providers, as necessary, some of whom may be affiliated parties, include:

Asset Sourcing:

●	Overseeing our overall asset sourcing and acquisition strategy;

●	Managing our asset sourcing activities including, organizing and evaluating due diligence for specific asset acquisition opportunities (such as obtaining and reviewing credit reports of athletes and financial information of athletes and teams), and structuring relationships with scouts, talent agencies and other third parties who may provide opportunities to source quality assets; and

●	Negotiating and structuring the terms and conditions of Brand Agreements and Financing Agreements (or other contractual arrangements) pursuant to which Brand Amounts and Financing Proceeds Amounts, respectively, will be acquired

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Services in Connection with an Offering:

●	Developing offering materials, including the determination of specific terms and structure and description of the Interests of a Series related to specific Brand Agreement or Financing Agreement;

●	Creating and submitting all necessary regulatory filings including, SEC filings, Blue sky filings, financial audits and related coordination with advisors;

●	Preparing all marketing materials related to Offerings;

●	Together with the broker of record or placement agent, coordinating the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

●	Creating and implementing various technology services, transactional services, and electronic communications related to any Offerings; and

●	Fulfilling any other Offering-related services deemed to be necessary or advisable.

Interest Holder Services:

●	Providing any appropriate updates related to Series Assets or Offerings;

●	Establishing technology infrastructure to assist in providing Interest Holder support and services;

●	Managing communications with Interest Holders, including answering e-mails, preparing and sending written and electronic reports and other communications;

●	Determining our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time; and

●	Maintaining Free Cash Flow funds in deposit accounts or investment accounts for the benefit of a Series.

Asset Management Services:

●	Analyzing Brand Amounts owed under Brand Agreements, including periodic due diligence such as obtaining quarterly reports regarding Brand Income and auditing the books and records of contracted athletes;

●	Analyzing Financing Proceeds Amounts owed under Financing Agreements, including periodic due diligence such as obtaining financial statements of the sports teams and engaging in periodic discussions with Owners;

●	Collecting amounts owed under Brand Agreements and Financing Agreements; and

●	Allocating income, costs and expenses to the appropriate Series.

Administrative Services

●	Managing and performing the various administrative functions necessary for our operations;

●	Administering the potential issuance of additional Interests to cover any potential Operating Expense shortfalls;

●	Maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the SEC and any other regulatory agency, including annual and semi-annual financial statements;

●	Maintaining all appropriate books and records for the Company and all the Series of Interests;

●	Overseeing tax and compliance services and risk management services and coordinating with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	Supervising the performance of such ministerial and administrative functions as may be necessary in connection with our operations;

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●	Providing cash management services as may be deemed necessary or advisable by the Manager;

●	Managing and coordinating with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to Interest Holders;

●	Evaluating and obtaining adequate insurance coverage for the Series Assets based upon risk management determinations;

●	Tracking the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters; and

●	Overseeing all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Compensation of Executive Officers

The Company does not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the persons serving as an executive officer of the Manager performs the functions of an officer of the Company, such as managing our day-to-day affairs, overseeing the sourcing and acquisition of Brand Agreements and Financing Agreements, and monitoring the performance of our assets. Each of these individuals receives, or is expected to receive, compensation from the Manager for his or her services, including services performed for us. To date, compensation to these individuals has been solely in the form of equity of the Manager.

Compensation of the Manager

The Manager will be paid a Management Fee out of the gross proceeds of each Offering. In addition, with respect to Team Series, the Manager will be paid an Annual Operating Fee in the form of Team Interests and, in the event a Financing Event or Sale of Owner occurs, a Management Exit Fee. The Manager will also be reimbursed for certain of its out-of-pocket expenses in connection with our organization, our operations, the acquisition of Series Assets and in connection with third parties providing services to us, including Offering Expenses, Acquisition Expenses and, to the extent applicable, Operating Expenses, as discussed above. Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with any Series Offerings. See “Note 5, Related Party Transactions” to the audited financial statements for fiscal year 2025 for further details.

ITEM 4. Security Ownership of Management and Certain Securityholders

The sole owner of the beneficial interests of the Company is Vestible, Inc., which serves as the sole manager of the Company and will also serve as the sole manager of each Series. The Manager or an affiliate of the Manager may purchase Interests in any Series of the Company on the same terms as offered to Investors. No brokerage fee will be paid on any Interests purchased by the Manager or its affiliates.

As of April 27, 2026, Series BDBR, the only outstanding Series of the Company, had 65,673 Interests outstanding. The following table summarizes the beneficial ownership of management and security securityholders of Series BDBR Interests as of April 27, 2026:

Title of Class	Name of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Series BDBR Interests	Vestible, Inc.	50,000 Interests(2)	—	76.1%
Series BDBR Interests	All executive officers and directors as a group	10 Interests	—	*

* Less than one percent

(1)	The address of Vestible, Inc. and the executive officers and directors is 5440 West 110th Street, Suite 300, Overland Park, Kansas 66211.

(2)	Vestible, Inc. is the sole and direct owner of such Interests.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN Transactions

Since our formation on July 20, 2022, we have entered into certain transactions with Vestible, Inc., our Manager, in which we were a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets as of the date of formation. See “Note 5, Related Party Transactions” to the audited financial statements for fiscal year 2025 for further details on such transactions.

ITEM 6. OTHER INFORMATION

None.

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ITEM 7. FINANCIAL STATEMENTS

VESTIBLE ASSETS, LLC AND ITS SERIES

F-1

To the Managing Member of

Vestible Assets, LLC

Overland Park, KS

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Vestible Assets, LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated and consolidating financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, the financial position of each listed Series as of December 31, 2025 and 2024, and the Company’s and each listed Series consolidated operations and cash flows for the years ended December 31, 2025 and 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability and Each Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated and consolidating financial statements, the Company and each listed Series lack liquid assets, have limited cash, have limited operations since inception, and are reliant upon the Manager for continued funding of operating needs. For the year ended December 31, 2025, the Company has sustained a consolidated net loss of $130,340. As of December 31, 2025, the Company lacked liquid assets to satisfy its obligations as they come due with cash of $4,281 and a working capital deficit of $276,375. These factors, among others, raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2025 and 2024, and for the years then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements and each listed Series’ financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

May 6, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 and 2024

	December 31, 2025				December 31, 2024
	Series BDBR	Series KSV 1919	Unallocated	Total Consolidated - Vestible Assets, LLC	Series BDBR	Unallocated	Total Consolidated - Vestible Assets, LLC
ASSETS
Current Assets:
Cash and cash equivalents	$4,231	$-	$50	$4,281	$-	$-	$-
Deferred offering costs	-	-	31,441	31,441	-	31,441	31,441
Accounts receivable	-	-	-	-	4,604	-	4,604
Subscription receivable	-	-	-	-	50	-	50
Total Current Assets	4,231	-	31,491	35,722	4,654	31,441	36,095

Non-Current Assets:
Investment in Baron Browning	525,384	-	-	525,384	525,384	-	525,384
Accumulated amortization	(150,110)	-	-	(150,110)	(75,055)	-	(75,055)
Total Non-Current Assets	375,274	-	-	375,274	450,329	-	450,329

TOTAL ASSETS	$379,505	$-	$31,491	$410,996	$454,983	$31,441	$486,424

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities:
Accounts payable	$-	$-	$65,972	$65,972	$-	$-	$-
Accrued expense	-	-	8,608	8,608	-	-	-
Dividend payable	4,231	-	-	4,231	8,666	-	8,666
Due to related party	159,719	-	73,567	233,286	151,103	33,041	184,144
Total Liabilities	163,950	-	148,147	312,097	159,769	33,041	192,810

Member’s Equity/(Deficit):
Member’s capital: 65,673 BDBR shares issued and outstanding as of December 31, 2025 and 2024, respectively	628,819	-	-	628,819	628,819	-	628,819
Accumulated deficit	(413,264)	-	(116,656)	(529,920)	(333,605)	(1,600)	(335,205)
Total Members’ Equity/(Deficit)	215,556	-	(116,656)	98,899	295,214	(1,600)	293,614

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$379,505	$-	$31,491	$410,996	$454,983	$31,441	$486,424

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the years ended December 31, 2025 and 2024

	December 31, 2025				December 31, 2024
	Series BDBR	Series KSV 1919	Unallocated	Total Consolidated - Vestible Assets, LLC	Series BDBR	Unallocated	Total Consolidated - Vestible Assets, LLC
Revenues	$59,771	$-	$-	$59,771	$13,270	$-	$13,270

Operating expenses:
General and administrative	-	-	115,056	115,056	75,438	-	75,438
Sales and marketing	-	-	-	-	117,911	-	117,911
Amortization of brand agreement	75,055	-	-	75,055	75,055	-	75,055
Total operating expenses	75,055	-	115,056	190,111	268,404	-	268,404

Loss from operations	(15,284)	-	(115,056)	(130,340)	(255,134)	-	(255,134)

Other income	-	-	-	-	-	-	-
Net loss before income taxes	(15,284)	-	(115,056)	(130,340)	(255,134)	-	(255,134)
Provision for income taxes	-	-	-	-	-	-	-
Net loss	$(15,284)	$-	$(115,056)	$(130,340)	$(255,134)	$-	$(255,134)
		-
Weighted average membership interests	65,673	-	-	65,673	31,487	-	31,487
Net loss per membership interest	$(0.23)	$-	$-	$(1.98)	$(8.10)	$-	$(8.10)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN

MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024

	Series BDBR			Series KSV 1919			Unallocated			Total Consolidated-Vestible Assets, LLC
	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balances at December 31, 2023	$-	$(69,805)	$(69,805)	$-	$-	$-	$-	$(1,600)	$(1,600)	$-	$(71,405)	$(71,405)
Issuance of BDBR shares	656,730	-	656,730	-	-	-	-	-	-	656,730	-	656,730
Deemed contributions	303,144	-	303,144	-	-	-	-	-	-	303,144	-	303,144
Offering costs	(331,055)	-	(331,055)	-	-	-	-	-	-	(331,055)	-	(331,055)
Dividends declared	-	(8,666)	(8,666)	-	-	-	-	-	-	-	(8,666)	(8,666)
Net loss	-	(255,134)	(255,134)	-	-	-	-	-	-	-	(255,134)	(255,134)
Balances at December 31, 2024	628,819	(333,605)	295,214	-	-	-	-	(1,600)	(1,600)	628,819	(335,205)	293,614
Dividends declared	-	(64,375)	(64,375)	-	-	-	-	-	-	-	(64,375)	(64,375)
Net loss	-	(15,284)	(15,284)	-	-	-	-	(115,056)	(115,056)	-	(130,340)	(130,340)
Balances at December 31, 2025	$628,819	$(413,264)	$215,556	$-	$-	$-	$-	$(116,656)	$(116,656)	$628,819	$(529,920)	$98,899

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the years ended December 31, 2025 and 2024

	December 31, 2025				December 31, 2024
	Series BDBR	Series KSV 1919	Unallocated	Total Consolidated - Vestible Assets, LLC	Series BDBR	Unallocated	Total Consolidated - Vestible Assets, LLC

Cash flows from operating activities:
Net Income/(loss)	$(15,284)	$-	$(115,056)	$(130,340)	$(255,134)	$-	$(255,134)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Offering costs recorded against deemed contributions	-	-	-	-	303,144	-	303,144
Amortization of brand agreement	75,055	-	-	75,055	75,055	-	75,055
Expenses incurred by Manager on Company’s behalf	8,616	-	27,026	35,642	-	-	-
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	4,604	-	-	4,604	(4,604)	-	(4,604)
(Increase)/Decrease in deferred offering costs	-	-	-	-	-	86,331	86,331
Increase/(Decrease) in accounts payable	-	-	65,972	65,972	(12,000)	(9,719)	(21,719)
Increase/(Decrease) in accrued expense	-	-	8,608	8,608	-	-	-
Net cash provided by/(used in) operating activities	72,991	-	(13,450)	59,541	106,461	76,612	183,073

Cash flows from investing activities:
Investment in Baron Browning	-	-	-	-	(525,384)	-	(525,384)
Net cash provided by/(used in) investing activities	-	-	-	-	(525,384)	-	(525,384)

Cash flows from financing activities:
Dividend paid to shareholders	(68,810)	-	-	(68,810)	-	-	-
Proceeds from issuance of BDBR shares	-	-	-	-	656,680	-	656,680
Offering costs	-	-	-	-	(331,055)	-	(331,055)
Collection of subscription receivable	50		-	50	-	-	-
Advances/(repayments) from related party	-	-	13,500	13,500	93,298	(76,612)	16,686
Net cash provided by/(used in) financing activities	(68,760)	-	13,500	(55,260)	418,923	(76,612)	342,311

Net change in cash and cash equivalents	4,231	-	50	4,281	-	-	-
	-	-
Cash and cash equivalents at beginning of period	-	-	-	-	-	-	-
Cash and cash equivalents at end of year	$4,231	$-	$50	$4,281	$-	$-	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash financing activities:
Declared distributions accrued and unpaid	$4,231	$-	$-	$4,231	$8,666	$-	$8,666

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-7

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Vestible Assets, LLC (the “Company”) is a Delaware series limited liability company formed on July 20, 2022 under the laws of Delaware. The Company was formed to facilitate public investment in specified future professional sports earnings of individual athletes. Each Series of the Company (each, a “Series” and collectively, the “Series”) will be associated with a single athlete who will have entered into an agreement (each, a “Brand Agreement”) pursuant to which such athlete will pay to a Series, for the duration of the Brand Agreement, a percentage of all of his or her prospective sports earnings paid by a professional sports team (excluding any earnings associated with endorsements and name, image and likeness, and similar income) in return for an initial payment equal to 80% of the gross proceeds of the offering associated with such athlete. An athlete’s gross professional sports earnings is referred to herein as the “Brand Income” and the portion of an athlete’s Brand Income that will be paid to a particular Series is referred to herein as the “Brand Amount.” Each Brand Agreement will be owned by or otherwise assigned to an individual Series of the Company. The Company is managed by Vestible, Inc., a Delaware corporation and managing member of the Company (the “Manager”).

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

On July 18, 2023, Vestible Assets, LLC, Series BDBR, a Delaware limited liability company, was formed (“Series BDBR”).

On December 21, 2025, Vestible Assets, LLC, Series KSV 1919, a Delaware limited liability company, was formed (“Series KSV 1919”).

As of December 31, 2025, the Company has commenced limited operations. Once the Company commences its planned full scale principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned full scale principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Certain operating, administrative, legal, professional, and other overhead costs related to the management and administration of the Company may be incurred and paid by the Manager or affiliated entities on behalf of the Company. During the year ended December 31, 2025, such costs were not allocated to the Company, as management determined that these expenses were attributable to the overall operations of the Manager and would not be reimbursed by the Company. Accordingly, no liability or capital contribution related to such unreimbursed costs has been recorded in the accompanying financial statements. As a result, the accompanying financial statements may not necessarily be indicative of the results of operations or financial position of the Company that would have been reported had the Company operated as a stand-alone entity during the periods presented.

F-8

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Subscription Receivable

The Company records membership subscriptions at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a consolidated and consolidating balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to members’ equity/(deficit) on the consolidated and consolidating balance sheet.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees. The Company will reimburse the Manager for any offering costs incurred by the Manager from the proceeds from each Series offering.

As of December 31, 2023, the Company had $117,772 in deferred offering costs unallocated. In 2024, these costs were all allocated to Series BDBR, along with additional offering costs totaling $331,055 associated with the Series BDBR offering. The Series BDBR offering capped offering cost charges to the Series at 4.25% of the gross offering proceeds, so only $27,911 of the offering costs could be charged to Series BDBR. As the Manager is obliged to cover offering costs in excess of this cap, and as these offering costs were related to the Series BDBR offering and not usable for any future offering the Company recorded the excess offering costs of $303,144 to deemed contributions in the consolidated and consolidating statements of changes in members’ equity/(deficit).

F-9

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

During 2024, additional offering costs of $31,441 were incurred and recorded as unallocated deferred offering costs, which will be applied against future offering proceeds.

These costs were not yet utilized in 2025, but still intended to be used in offerings in 2026 and therefore continue to be held as current assets on the consolidated and consolidating balance sheets. As of both December 31, 2025 and 2024, the Company had $31,441 in unallocated deferred offering costs on the consolidated and consolidating balance sheets.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheets approximate their fair value.

Investment in Baron Browning (Future Earnings Contract)

During 2024, Series BDBR capitalized $525,384 related to the acquisition of a future earnings contract under the Brand Agreement with Baron Browning (“Browning”). Under the Brand Agreement, the Company agreed to pay Browning 80% ($525,384) of the gross offering proceeds in exchange for 1% of Browning’s gross sports income as a professional football player in the NFL (excluding any earnings associated with endorsements and name, image, and likeness). The term of the agreement is until the earlier of the Browning’s retirement or when he has not been on the roster of an NFL team for 24 consecutive weeks.

This amount represents upfront payments made in exchange for rights to a portion of the future earnings. Future earnings contracts are capitalized based on the respective costs to acquire such rights.

F-10

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

The amounts will be amortized over their useful life, which is the term of the underlying earning contract beginning when the contracts become effective. The Company estimates a seven season term for the Browning Brand Agreement and therefore amortized $75,055 of the Brand Agreements in each of the years ended December 31, 2025 and 2024.

The future earnings contract at original cost of $525,384 is presented net of accumulated amortization of $150,110 and $75,055 as of December 31, 2025 and 2024, respectively, for a net carrying amount of $375,274 and $450,329 as of December 31, 2025 and 2024, respectively. The Company assessed the Brand Agreement for impairment as of December 31, 2025 and 2024 and determined no impairment charge is necessary.

Impairment of Long-lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, and at each reporting date, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairments were recorded as of December 31, 2025 and 2024.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers,” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods and services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the performance obligation is satisfied.

F-11

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

Revenues are derived from the brand agreements each Series enters into. The Company recognizes revenues derived from its Brand Agreements at the point in time the athlete earns the income and becomes obliged to pay the Series its portion of the income. For the years ended December 31, 2025 and 2024, the Company and its Series have recognized $59,771 and $13,270 as revenue, respectively.

100% of the Company’s and Series BDBR’s revenue is concentrated in a single brand agreement for both the years ended December 31, 2025 and 2024, representing a concentration of risk and reliance on this contract.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Acquisition and Offering Expenses

All acquisition expenses, offering expenses, management fees and brokerage fees in connection with any initial offering and the sourcing and acquisition of Series assets shall be borne by the relevant Series, except an unsuccessful offering in which case all abort costs shall be borne by the Manager. For Series BDBR, the Company capped acquisition expenses at 5% of the gross offering proceeds

Allocation Policy

The Manager will allocate revenues and costs among the various Series. The allocation policy requires that items not related to a specific Series will be allocated across all the Series at the Manager’s discretion. The Manager may amend the allocation policy in its sole discretion from time to time.

All brokerage fees, offering expenses, acquisition expenses and operating expenses shall be allocated by the Manager in accordance with the allocation policy.

The Manager, in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

Operating Expenses

Each Series shall be responsible for its operating expenses. The Manager will bear its own expenses of an ordinary nature. If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its operating expenses, the Manager may: (a) issue additional interests in such Series; (b) pay such excess operating expenses and not seek reimbursement; and/or (c) enter into an agreement pursuant to which the Manager loans to the Company an amount equal to the remaining excess operating expenses (the “Operating Expenses Reimbursement Obligation”). The Manager, in its sole discretion may impose a reasonable rate of interest (a rate no less than the applicable federal rate on any operating expenses reimbursement obligation). The Operating Expenses Reimbursement Obligation shall become repayable when cash becomes available.

During the year ended December 31, 2025, certain operating and administrative expenses related to the Company were incurred and paid by the Manager or affiliated entities and were not allocated to or reimbursed by the Company, as the Manager agreed to bear such costs. Accordingly, no such operating expenses, related liabilities, or capital contributions associated with these unreimbursed costs have been reflected in the accompanying financial statements. As a result, the accompanying financial statements may not necessarily be indicative of the results of operations or financial position of the Company that would have been reported had the Company operated as a stand-alone entity during the periods presented.

Operating and Capital Reserve

Each Series will be responsible to have an operating and capital cash reserve which will be allocated to pay for on-going operating expenses, including fees and expenses in connection with marketing, the preparation and filing of periodic reports with the SEC, the audit of annual financial statements and legal counsel. The operating and capital reserve amount will be up to 5% of the gross offering proceeds per Series offering, as to be defined in each Series offering however, no such reserve has been established for Series BDBR as of December 31, 2025 and 2024.

F-12

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

Income Taxes

The Company is a limited liability company and each Series is essentially viewed as a disregarded entity for U.S. tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss of the Company and each Series flows through to, and is recognized by, their respective members. Therefore, no provision for income tax has been recorded in the consolidated and consolidating financial statements at the master LLC level.

The income and expense from each Series is allocated to its members in proportion to their percentage interests in the Series. The Company intends for each Series to make an election to be taxed as a corporation. Series BDBR elected to be taxed as a corporation effective from its 2024 inception, and a corporate tax return was filed for the 2024 tax year.

Series BDBR and unallocated units have aggregate net operating loss carryforwards of approximately $385,474 and $255,134 as of December 31, 2025 and 2024, respectively, resulting in deferred tax assets of approximately $100,744 and $66,679, respectively, using the Company’s combined effective tax rate of 26.1%. The deferred tax assets are fully reserved by a valuation allowance as the Company does not have a history of producing taxable income to provide a reasonable basis that it will be able to utilize its deferred tax assets. Therefore, the net deferred tax assets as of December 31, 2025 and 2024 were zero and Series BDBR and unallocated units did not recognize any tax (provision)/benefit.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Earnings/(Loss) per Membership Interest

Upon completion of an Offering, each Series comply with the accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

F-13

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each listed Series lack liquid assets, have limited cash, have limited operations since inception, and are reliant upon their manager for continued funding of their operating needs. For the year ended December 31, 2025, the Company had a consolidated net loss of $130,340 and as of December 31, 2025 the Company had a consolidated working capital deficit of $276,375 and an accumulated deficit of $529,920. It has yet to establish a business capable of generating sustained profits to fund own operating and working capital requirements. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company and its Series’ ability to continue as a going concern in the next twelve months is dependent upon financing by the Manager and its ability to obtain capital financing from investors. No assurance can be given that the Company will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’ EQUITY/(DEFICIT)

The Company is managed by Vestible, Inc., a Delaware corporation and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders, except as otherwise limited by law or the operating agreement. The Manager may, in its sole discretion, change the timing of distributions or determine that no distributions shall be made. Dividends are recorded as declared by the Manager.

The debts, obligations, and liabilities of the Company or each Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company or each Series, and no member of the Company or each Series is obligated personally for any such debt, obligation, or liability.

In 2025, Series BDBR declared dividends of $64,375, of which $4,231 remained payable as of December 31, 2025. During 2024, Series BDBR declared a dividend of $8,666, which remained payable as of December 31, 2024 and was paid in 2025.

In 2024, Series BDBR issued 65,673 shares at $10 per share for gross proceeds of $656,730. The Company also recorded $303,144 of deemed contributions in 2024 on Series BDBR related to offering costs in excess of the cap, as discussed in Note 2.

As of both December 31, 2025 and December 31, 2024, 65,673 shares of Series BDBR were issued and outstanding.

NOTE 5: RELATED PARTY TRANSACTIONS

Each Series may retain certain of the Managing Member’s affiliates for necessary services relating to our investments or our operations, including any administrative services, construction, brokerage, leasing, development, financing, title, insurance, property oversight and other property management services. Any such arrangements will be at market terms and rates.

Management Fee

The Manager shall be entitled to receive a management fee (“Management Fee”) within thirty days following any offering. The Management Fee is a fee payable to the Manager for identifying any Series assets and its efforts to evaluate any Series assets, which fee will equal an amount of up to 5% of the gross offering proceeds paid to the Series of any applicable initial offering or subsequent offering in which the Company raises capital for the purpose of a Series acquiring Series assets. Management fees for the years ended December 31, 2025 and 2024 were $0 and $32,837, respectively.

Due to Related Party

The Manager has incurred costs on the Company and its Series behalf and has advanced funds to the Company and its Series. The balances due to the Manager as of December 31, 2025 and 2024 we $233,286 and $184,144, respectively. The advances are unsecured, non-interest bearing and due on demand.

The Manager has incurred costs on the Company and its Series behalf and has advanced funds to the Company and its Series. The balances due to the Manager as of December 31, 2025 and 2024 were $233,286 and $184,144, respectively. The advances are unsecured, non-interest bearing and due on demand.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

The Company entered into an Athletics Financing Agreement dated December 21, 2025 with Vestible Assets, LLC, Series KSV 1919 and Panna Football Partners GmbH. Under the terms of the agreement, Vestible will provide financing to support the operations and working capital requirements of the underlying soccer club, and in return, is entitled to receive a specified share of proceeds from certain future financing events or sale transactions related to the club.

The agreement also includes provisions relating to payment obligations, servicing fees, and rights to proceeds from defined financing or exit events. Management has evaluated the terms of this agreement and does not expect any material adverse impact on the Company’s financial position or results of operations arising from this arrangement at this time.

NOTE 8: SUBSEQUENT EVENTS

Management Evaluation

Management has evaluated all subsequent events through May 06, 2026, the date the consolidated and consolidating financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the consolidated and consolidating financial statements.

Series KSV 1919 Offering

In 2026, the Company commenced a Regulation A offering related to Series KSV 1919 pursuant to the Athletics Financing Agreement executed on December 21, 2025. As of the date the financial statements were available to be issued, no funds had been received in connection with the offering.

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ITEM 8. EXHIBITS

2.1	Certificate of Formation of Vestible Assets, LLC (incorporated by reference to Exhibit 2.1 to the Form 1-A, filed on September 12, 2023)
2.2	Second Amended and Restated Limited Liability Company Agreement of Vestible Assets, LLC (Incorporated by reference to Exhibit 2.2 to the Post-Effective Amendment to Form 1-A filed on January 28, 2026)
3.1	Series Designation of Vestible Assets, LLC, Series BDBR (Incorporated by reference to Exhibit 3.1 to the Form 1-A, Amendment No. 2 filed on November 20, 2023)
3.2	Series Designation of Vestible Assets, LLC, Series KSV 1919 (Incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment to Form 1-A filed on January 28, 2026)
6.1	Form of Subscription Agreement of Vestible Assets, LLC, Series [*] (Incorporated by reference to Exhibit 6.1 to the Form 1-U filed on April 20, 2026)
6.2	Broker Dealer Agreement, dated January 1, 2026, between Vestible Assets, LLC and Dalmore Group, LLC (Incorporated by reference to Exhibit 6.2 to the Post-Effective Amendment to Form 1-A filed on January 28, 2026)
6.3	Escrow Agreement of North Capital Private Securities Corp. (incorporated by reference to Exhibit 6.3 to the Form 1-A filed on September 12, 2023)
6.4	Brand Agreement, dated May 10, 2023, between Vestible, Inc. and Baron Browning (Incorporated by reference to Exhibit 6.5 to the Form 1-A, Amendment No. 2 filed on November 20, 2023)
6.5	Financing Agreement, dated December 21, 2025, between Vestible Assets, LLC, Series KSV 1919 and Panna Football Partners GmbH (Incorporated by reference to Exhibit 6.5 to the Post-Effective Amendment to Form 1-A filed on January 28, 2026)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VESTIBLE ASSETS, LLC.

By:	Vestible, Inc., a Delaware corporation
Its:	Manager

By:	/s/ Parker Graham
Name:	Parker Graham
Title:	Chief Executive Officer and Director of Vestible, Inc.
Date:	May 22, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

VESTIBLE ASSETS, LLC.

By:	Vestible, Inc., a Delaware corporation
Its:	Manager

By:	/s/ Parker Graham
Name:	Parker Graham
Title:	Chief Executive Officer (Principal Executive Officer) and Director of Vestible, Inc.
Date:	May 22, 2026

/s/ Michael Dowdle
Name:	Michael Dowdle
Title:	Director of Vestible, Inc.
Date:	May 22, 2026

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